Exhibit 10.3

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION. THIS NOTE IS UNSECURED.

ENSERVCO CORPORATION

CONVERTIBLE PROMISSORY NOTE

No. CN-2023-X	Issuance Date: September 11, 2023
[ ]

FOR VALUE RECEIVED, Enservco Corporation, a Delaware corporation (the “Company”), promises to pay to the order of [ ], or its registered assigns (the “Holder”), pursuant to the terms set forth in this Convertible Promissory Note (this “Note”), the principal amount of [ ($ )] (the “Principal Amount”), plus interest thereon. This Note is being issued pursuant to and subject to the terms of that certain Note Purchase Agreement of even date herewith by and between the Company and the Holder (the “Purchase Agreement”) which contains, among other things, appropriate representations and warranties of the Company and covenants of the Company reflecting the provisions set forth herein. All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by reference.

1.        Interest. Interest on the Principal Amount of this Note shall accrue from the Issuance Date at a rate equal to sixteen percent (16%) per annum until this Note is paid in full or otherwise converted pursuant to Section 4 below. Interest shall be calculated on the basis of a three hundred sixty-five (365) day year, based on the actual number of days elapsed.

2.       Maturity Date. Subject to the conversion of this Note pursuant to Section 4 below, the Principal Amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the eighteenth-month anniversary of the Issuance Date (the “Maturity Date”).

3.       Payment; Prepayment. The Company shall make interest only payments under this Note on a quarterly basis at the end of each calendar quarter with the first such interest only payment to be for the period from the Issue Date through the quarter ending December 31, 2023. The first quarterly interest payment shall be in shares of the Company’s common stock (the “Common Stock”) to be issued at the five (5) day moving average of the closing sales price of the Common Stock on the NYSE/American Stock Exchange (the “NYSE”) immediately prior to December 31, 2023. For calendar quarters beginning March 31, 2024, the Company shall pay interest payments in United States Dollars on a quarterly basis within ten (10) days of the close of the quarter.

This Note may not be prepaid.

Unless this Note is converted pursuant to Section 4 below, on the Maturity Date, the Company shall pay all amounts due under this Note in full via wire transfer of immediately available funds to an account of the Holder as designated by the Holder in writing to the Company.

4.	Note Conversion.

4.1.    Automatic Conversion. If the Company closes on a new offering of equity securities (the “Equity Financing”) of a minimum of five million dollars ($5,000,000) before the Maturity Date, then the Principal Amount , together with all accrued but unpaid interest thereon, shall automatically convert (the “Automatic Conversion”), subject to any NYSE shareholder approval requirements, on the closing date of such Equity Financing for no additional consideration payable by the Holder, into shares of the same class and type, at the same price and on the same terms and provisions as the securities issued to the other participants in the Equity Financing (the “Conversion Units”); provided, however, that the Notes converted into such equity of Company at the Holders option a) at fifty cents ($0.50) per share provided the security sold in the Equity Financing is Common Stock or b) based on a share price which is twenty five percent (25%) less than the lowest price per share of shares sold in the Equity Financing (the “ Equity Financing Conversion”)

4.2.        Optional Conversion. Subject to any NYSE shareholder approval requirements, the Holder may convert any or all of any outstanding Principal Amount and accrued but unpaid interest into the Company’s Common Stock at a conversion price of fifty cents ($0.50) per share (the “Optional Conversion”).

4.3.        Conversion Procedure.

4.3.1    Mechanics and Effect of Conversion. Upon the conversion of this Note, this Note shall be converted without any further action by the Holder and whether or not this Note is surrendered to the Company. Before the Holder shall be entitled to receive evidence of the Conversion Units, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company, or the Holder shall otherwise notify the Company that this Note has been lost, stolen, or destroyed and shall execute and deliver an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder at the Holder’s address or if no such address appears or is given, at such principal office of the Company, a certificate or certificates for the number of Conversion Units to which the Holder shall be entitled upon such Automatic Conversion or Optional Conversion, as applicable (or, if the Conversion Units are not certificated, the Company shall deliver to the Holder an electronic confirmation of issuance of such Conversion Units issued to the Holder hereunder), together with a check payable to the Holder for any amounts payable in lieu of fractional shares as described below, if applicable. Upon the conversion of this Note, the Company shall be released from all its obligations and liabilities under this Note.

4.3.2    Fractional Units. No fractional shares of Common Stock shall be issued upon the Equity Financing Conversion. In lieu of the Company issuing any fractional shares of Common Stock, the Company shall pay to the Holder an amount equal to the product of (i) any such fractional amount, multiplied by (ii) the applicable conversion price.

5.         Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” if such event remains uncured for a ten day period following such event:

(a)         The Company fails to pay interest only payments when due pursuant to Section 3 hereof or fails to pay the Principal Amount plus accrued but unpaid interest on this Note when due at the Maturity Date, unless this Note is converted pursuant to Section 4 above;

(b)         Any breach by the Company of any representation, warranty, or covenant contained in this Note or the Purchase Agreement, if such default has not been cured by the Company within thirty (30) days following the Company’s receipt of written notice from the Holder of such default;

(c)         Any liquidation or dissolution of the Company, whether voluntary or involuntary;

(d)         The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Company to institution of bankruptcy or insolvency proceedings against the Company (or of any substantial part of its property) under any federal or state law, or the consent by the Company to or acquiescence in the filing of any petition relating thereto, or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as such debts become due; or

(e)         Commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, if such proceedings have not been dismissed or stayed within ninety (90) days of commencement thereof, or the setting aside of any such stay of any such proceedings, or the appointment without the consent or acquiescence of the equity holders of the Company of any trustee, receiver, or liquidator of the Company or of all or any substantial portion of the properties of the Company, if such appointment has not been vacated within ninety (90) days thereof.

6.	Remedies Upon Event of Default.

(a)         Upon the occurrence and during the continuance of an Event of Default, the Holder may declare this Note to be, and upon such declaration this Note shall be and become, immediately due and payable in United States Dollars in addition to any other rights or remedies the Holder may have under applicable law or the provisions of this Note or any related agreement between the Holder and the Company.

(b)         Upon an Event of Default relating to the payment of interest pursuant to Section 3, the interest shall accrue on the unpaid principle and interest as of such date of the Event of Default at the lesser of 22% per annum or the maximum amount allowed by law.

(c)         Upon an Event of Default relating to the payment of the Principal Amount on the Maturity Date, the Holder shall have the option, subject to any required NYSE stockholder approval, to convert the Principal Amount and accrued but unpaid interest into the Company’s Common Stock at a conversion price equal to the lower of (i) fifty percent (50%) of the closing sales price of the Common Stock on the NYSE on the date of the Event of Default, or (ii) fifty percent (50%) of the five (5) day moving average of the closing sales price of the Common Stock on the NYSE immediately prior to the date of conversion which such date of conversion must be on or prior to the Maturity Date.

7.          Obligations Pari Passu. The obligations of the Company under this Note shall be unsecured obligations of the Company. This Note shall rank equally in right of repayment with any other unsecured convertible promissory note(s) issued by the Company. Any and all repayment or prepayments of the obligations under this Note and any other unsecured convertible promissory note(s) issued by the Company shall be made ratably to the holders of all such notes, based on the sum of the outstanding principal balance and accrued and unpaid interest owed with respect to each note. The Company shall use the proceeds of this Note and all other similar Notes issued in connection with the Offering solely as working capital and shall not be used to repay existing debt, subordinated or senior, of the Company.

8.            Waivers; Fees. The Company hereby waives presentment, demand for payment, notice of non-performance, protest, notice of protest and notice of dishonor with respect to this Note. Other than pursuant to a writing by the Holder, no failure to convert any right of the Holder with respect to this Note, nor any delay in or waiver of the convert thereof, shall impair any such right or be deemed to be a waiver thereof. If the Holder is required to commence legal proceedings or incur any other cost to collect amounts due and payable hereunder or to enforce its rights under this Note, the Company shall be liable to pay or reimburse the Holder for all reasonable costs and expenses actually incurred in connection with the collection of such amounts and any such legal proceedings, including reasonable attorneys’ fees actually incurred.

9.	Miscellaneous.

9.1.    Amendment; Waiver. This Note is being offered as part of an offering of convertible promissory notes on the same terms as this Note (the “Offering”). The terms and conditions of this Note may only be amended after the Issuance Date by agreement of the Company and the holders greater than seventy-five percent (75%), of the outstanding principal of notes issued in the Offering. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by the terms of the Purchase Agreement, and any such amendment of this Note must be in a writing signed by the parties hereto.

9.2.    No Assignment by Company. The Company may not assign its rights or delegate any obligations hereunder without the prior written consent of the Holder.

9.3.    Change of Control. Upon a transaction which results in a change of control of the Company or a sale substantial portion of any of its assets prior to the Maturity Date, unless this Note is automatically converted in accordance with above, the Holder may elect to receive either (i) the Principal Amount plus accrued interest plus a premium that is equal to twenty five percent (25%) of the Principal Amount or (ii) the right to convert the Principal Amount and accrued but unpaid interest into the Company’s Common Stock at a conversion price equal to a twenty five percent (25%) discount to the five (5) day moving average of the closing sales price of the Common Stock on the NYSE immediately prior to the transaction which results in a change of control of the Company.

9.4.    Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

9.5.    Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note, together with indemnity reasonably satisfactory to the Company (in the case of loss, theft, or destruction), or the surrender and cancellation of this Note (in the case of mutilation), the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

9.6.    Note Holder, Not Shareholder. This Note does not confer upon the Holder any right to vote or to consent to or to receive notice as a holder of shares of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a member of the Company, prior to the conversion hereof.

9.7.    Officers and Directors Not Liable. In no event will any officer, manager, or director of the Company be liable for any amounts due and payable pursuant to this Note.

9.8.    Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts-of-law principles.

9.9.    Notices. All notices, other communication, or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided in the Purchase Agreement, or to such other address as either party may designate in writing to the other.

9.10.    Attorneys’ Fees. If any principal or interest represented by this Note or any part thereof is collected in bankruptcy, receivership, or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder in connection therewith.

9.11.    Severability. If any term or provision of this Note is held to be invalid, illegal, or unenforceable under applicable law, such term(s) or provision(s) shall be excluded from this Note, and the balance of this Note shall be interpreted as if such term(s) or provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.12.    Counterparts. This Note may be executed by the Company (and accepted and acknowledged by the Holder) in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be effective as of the date first set forth above.

COMPANY: ENSERVCO CORPORATION

By:
Name:	Richard Murphy
Title:	Chief Executive Officer

Accepted and Acknowledged:

HOLDER:

FOR INDIVIDUALS	FOR ENTITIES

_______________________________________ (Signature)	__________________________________ (Name of entity)

_______________________________________ (Printed name)	__________________________________ (Name of signatory)

_______________________________________ (Signature, if joint investment)	__________________________________ (Title)

_______________________________________ (Printed name, if joint investment)	__________________________________ (Signature)

_______________________________________ (Date)	__________________________________ (Date)